EXHIBIT 99.1

July 29, 2004

DTE ENERGY REPORTS SECOND QUARTER EARNINGS

     DETROIT — DTE Energy (NYSE:DTE) today reported earnings for the second quarter ended June 30, 2004, of $35 million, or $0.20 per diluted share, compared with a reported loss of $39 million, or $0.23 per diluted share in the second quarter 2003.

     Operating earnings (which exclude non-recurring items, tax credit-driven normalization, discontinued operations and cumulative effect of accounting changes) for the 2004 second quarter were $39 million, or $0.23 per diluted share, which is comparable with operating earnings of $70 million, or $0.42 per diluted share for the same period in 2003.

     Reported earnings for the six months ended June 30, 2004, were $225 million, or $1.31 per diluted share versus $116 million or $0.69 per diluted share in 2003. Year-to-date operating earnings were $194 million, or $1.13 per diluted share, compared to $248 million, or $1.47 per diluted share in 2003.

     A reconciliation of reported to operating earnings for both the quarter ended and six months ended June 30, 2004 and 2003 is at the end of this release.

     “As we reported earlier in the week, our two utilities, Detroit Edison and MichCon, experienced another difficult quarter,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “The negative impact of Michigan’s Electric Choice program was the largest factor driving the earnings decline at Detroit Edison, and the combined effect of increased pension and healthcare expenses, high levels of uncollectable expenses and mild weather negatively impacted MichCon’s earnings performance. We continue to manage our costs aggressively and take actions to reduce our past-due receivables. While we have made progress in our electric and gas cases, the rate relief granted to date and the proposed changes to the Electric Choice program are inadequate, and much more is needed to ensure the financial health of our utilities and our ability to provide safe and reliable service to Michigan energy users.

     “I am pleased,” Earley continued, “that a bipartisan group of state senators recently introduced a package of bills designed to fix the problems associated with the Electric Choice program. I appreciate the efforts of this group of senators in tackling this critical issue. The proposed legislation addresses a number of the fundamental problems with Public Act 141 while preserving an Electric Choice program that is fair for all Michigan citizens and electricity users.”

     Operating earnings results for the second quarter 2004, by business unit, were as follows:

•	DTE Energy Resources operating earnings were $0.29 per diluted share versus $0.65 per diluted share in the second quarter 2003. The regulated operations of this business unit, which are the power generation services of Detroit Edison, declined $0.27 per diluted share versus last year. The decrease was driven by reduced gross margins, due primarily to the loss of retail customer sales to the Electric Choice program. Earnings for the quarter benefited from higher sales due to warmer weather, increased interim base rates and transition charge revenues, and the recording of $19 million (after tax) of regulatory deferrals.

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     The non-regulated operations of this business unit include the company’s energy services, energy marketing and trading, coal services and biomass businesses. Earnings at these non-regulated operations decreased $0.09 per diluted share from last year. The decrease was mainly attributable to lower production of synthetic fuel, reflecting the company’s decision to produce synfuel from seven of its nine plants in the second quarter, pending the sale of its remaining two plants. The company’s strategy is to produce synfuel from the plants in which it has sold an interest in order to optimize earnings and cash flow. During the second quarter 2004, the company produced 3.8 million tons of synfuel, versus 4.4 million tons in the same period last year. In addition, a gain was recorded in the second quarter of 2003 from the termination of a tolling agreement at a non-regulated power generation facility. Partially offsetting these declines were increased earnings from coke battery operations, driven by higher coke sales and coke prices, higher realized margins at energy marketing and trading, and a gain from selling an interest in an on-site energy project.

•	DTE Energy Distribution had an operating loss of $0.01 per diluted share versus a loss of $0.12 per diluted share last year. The regulated operations of this business unit are the electric distribution services of Detroit Edison. These regulated operations experienced a year-over-year increase of $0.14 per diluted share, driven by an increase in interim base rates, residential sales growth and the effects of warmer weather, partially offset by increased pension and healthcare costs.

     The non-regulated operations of this business unit consist primarily of DTE Energy Technologies, which markets and distributes a portfolio of distributed generation products and services. Year-over-year performance at this business declined by $0.03 per diluted share, reflecting an impairment charge for a decline in the fair value of a technology investment.

•	DTE Energy Gas had an operating loss of $0.19 per diluted share versus a loss of $0.01 per diluted share last year. The regulated operations include the gas distribution services provided by MichCon. Regulated operations were down $0.17 per diluted share due to higher reserves for uncollectable accounts receivable, increased pension and benefit costs, and lower sales due to the economy and warmer winter weather.

     Non-regulated operations include the production of gas in northern Michigan and the gathering, transporting, processing and storage of gas. Operating earnings from these operations declined by $0.01 per diluted share year-over-year.

•	Corporate & Other includes interest costs, as well as certain non-regulated investments, including assets held for sale and investments in emerging energy technologies. Corporate & Other operating earnings were $0.14 per diluted share, compared with an operating loss of $0.10 per diluted share in 2003, due primarily to the gain on sale of Plug Power shares and lower financing costs.

•	Use of Operating Earnings Information - DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.

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     “Although our utility earnings are under pressure, our non-regulated businesses continue to perform well,” said David E. Meador, DTE Energy executive vice president and chief financial officer. “During the second quarter, we sold interest in two additional synfuel facilities, Indy Coke and Red Mountain. Currently, a majority interest in seven of our nine synfuel plants has been sold, representing 81 percent of our total synfuel production capacity. Given the successful progress in the sell down of our synfuel portfolio, we expect to generate higher production volumes and net income from this business. We now anticipate that our synfuels business will earn $190 million to $210 million in net income this year, up from our previous earnings guidance of $150 million to $190 million. We are also increasing the 2004 earnings guidance for our non-regulated business portfolio to $215 million to $255 million, up from our previous target of $194 million to $249 million.”

Recent Events and Developments

MPSC Staff Recommendation for Final MichCon Rate Order

On July 26, 2004, the MPSC staff issued its recommendation for final rate relief in MichCon’s rate proceeding. The staff recommended a rate increase of $70 million, using a projected 2005 test year. MichCon had requested $194 million in final rate relief, based on a projected 2005 test year. The staff also proposed an allowed return on common equity of 11 percent, with a capital structure of 50 percent debt and 50 percent equity. Rebuttal testimony is due Aug. 6. An interim rate order in this proceeding is expected in August, and a final rate order anticipated in January 2005.

Bills Introduced to fix Michigan’s Electric Choice Program

On July 1, 2004, a bipartisan group of state senators introduced a package of six bills designed to address the problems associated with Michigan’s Electric Choice Program. Leading the effort to introduce bills were Sens. Bruce Patterson, chairman of the Senate’s Technology & Energy Committee, Bev Hammerstrom, majority floor leader, and Dennis Olshove, the Technology & Energy Committee’s minority vice chairman. The bills were assigned to the Technology & Energy Committee, which will hold the first of a series of hearings and work group meetings Aug. 4 in an effort to build consensus among Michigan’s electric utilities, alternative electric suppliers and customer groups. The complete legislation text can be found at www.michiganlegislature.gov.

Union Contract Negotiation

Members of Local 223, Utility Workers Union of America (UWUA), have ratified a new three-year contract with DTE Energy covering employees in the power plants, customer service, distribution, corporate services and in a variety of office, technical and professional positions. Local 223 members working for MichCon, the company’s natural gas utility, are still conducting the ratification process, which is scheduled to conclude Aug. 2. The UWUA is the largest union at DTE Energy with approximately 4,700 members.

DTE Energy Services Purchases Utility Equipment at Eight DaimlerChrysler Corp. Plants

On May 26, 2004, DTE Energy Services and an affiliate of the Goldman Sachs Group Inc. formed a joint venture to acquire utility equipment at eight DaimlerChrysler Corp. manufacturing facilities. DTE Energy Services, a subsidiary of DTE Energy, will provide a variety of utility management services to DaimlerChrysler Corp. under a long-term management services agreement. The utility assets, at DaimlerChrysler Corp. plants in Michigan, Indiana and Ohio, were purchased for $288 million. The types of equipment included in the project are production-support systems such as electrical equipment, steam boilers, wastewater treatment and lighting systems, compressed air, chilled water and air handling equipment.

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DTE Energy Services and Regency Affiliates Inc. Purchase Mobile Energy Services Co.

On May 19, 2004, DTE Energy Services and Regency Affiliates Inc. purchased Mobile Energy Services Co. (MESC). MESC is an on-site energy facility that supplies steam and electricity to a Kimberly-Clark tissue mill in Mobile, Ala. DTE Energy Services, which owns and controls 50 percent of MESC, will provide management support and provide for the operation and maintenance of the energy facility. Under a 15-year agreement with Kimberly-Clark, MESC will be the exclusive steam supplier to the mill and will provide a substantial portion of the mill’s electricity requirements. The energy facility supplies up to 61 megawatts of cogenerated steam and electricity for use in the mill’s operations.

DTE Energy Services to Provide Services at La Paloma Generating Facility

On April 5, 2004, DTE Energy Services signed agreements with La Paloma Generating Co. LP to provide comprehensive asset management, and operation and maintenance services for the La Paloma Generating plant near Bakersfield, Calif. The La Paloma facility is a 1,121-megawatt combined-cycle power plant fueled by natural gas. It supplies wholesale electricity to the California market. Under the asset management agreement, DTE Energy Services is responsible for day-to-day management and administration of the project contracts. Under the O&M agreement, DTE Energy Services is responsible for supplying personnel to operate and maintain the facility, including daily facility operations and monitoring, and materials required for operation and maintenance of the facility.

DTE Energy Sells Portion of Plug Power Ownership

On May 25, 2004, DTE Energy sold, through its wholly owned subsidiary, DTE Energy Ventures Inc., 3.5 million shares of the stock it owns in Plug Power Inc. (NASDAQ:PLUG), a fuel-cell development and manufacturing company. After the sale, DTE Energy Ventures continues to be the largest shareholder of Plug Power, with an ownership position totaling 10.6 million shares, or 14.5 percent, down from 19.4 percent ownership.

     This earnings announcement, as well as a package of detailed financial information, is available on the company’s website at www.dteenergy.com on the “Investors” page.

     DTE Energy will conduct a conference call with the investment community at 9 a.m. EDT Friday, July 30, to discuss second quarter earnings results. Investors, the news media and the public may listen to a live Internet broadcast of the DTE Energy conference call at www.dteenergy.com. A replay will be available approximately one hour after the conference call until Aug. 30 and the internet broadcast will be archived on the company’s website.

     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. DTE Energy’s largest operating subsidiaries are Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, and MichCon, a natural gas utility serving 1.2 million customers in Michigan. Information about DTE Energy is available at www.dteenergy.com.

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     The information contained in this document is as of the date of this press release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This press release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially. Factors that may impact forward-looking statements include, but are not limited to the effects of weather and other natural phenomena on operations and sales to, and purchases by, customers; economic climate and growth or decline in the geographic areas where we do business; environmental issues, laws and regulations, and the cost of remediation and compliance associated therewith; nuclear regulations and operations associated with nuclear facilities; the ability to utilize Section 29 tax credits and/or sell interests in facilities producing such credits; implementation of electric and gas Customer Choice programs; impact of electric and gas utility restructuring in Michigan, including legislative amendments; employee relations and the impact of collective bargaining agreements; unplanned outages; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; the timing and extent of changes in interest rates; the level of borrowings; changes in the cost of coal and other raw materials, purchased power and natural gas; effects of competition; impacts of FERC, MPSC, NRC and other applicable governmental proceedings and regulations; contributions to earnings by non-regulated businesses; changes in federal, state and local tax laws and their interpretations, including the code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the availability, cost, coverage and terms of insurance; the cost of protecting assets against or damage due to terrorism; changes in accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; and changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to the company. This press release should also be read in conjunction with the forward-looking statements in each of DTE Energy’s, MichCon’s and Detroit Edison’s 2003 Form 10-K, and in conjunction with other SEC reports filed by DTE Energy, MichCon and Detroit Edison.

Members of the Media — For Further Information:

Lorie N. Kessler	Scott Simons
(313) 235-8807	(313) 235-8808

Analysts — For Further Information:
Investor Relations
(313) 235-8030

DTE ENERGY COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30
(in Millions, Except per Share Amounts)	2004	2003	2004	2003
Operating Revenues	$1,501	$1,600	$3,594	$3,695

Operating Expenses
Fuel, purchased power and gas	377	493	1,118	1,306
Operation and maintenance	851	792	1,633	1,556
Depreciation, depletion and amortization	179	180	346	377
Taxes other than income	60	87	145	184
Gain on sale of assets, net	(83)	(23)	(133)	(16)

	1,384	1,529	3,109	3,407

Operating Income	117	71	485	288

Other (Income) and Deductions
Interest expense	129	138	260	277
Interest income	(17)	(7)	(27)	(15)
Minority interest	(51)	(36)	(81)	(52)
Other income	(20)	(18)	(37)	(31)
Other expenses	23	18	45	51

	64	95	160	230

Income (Loss) Before Income Taxes	53	(24)	325	58
Income Tax Provision (Benefit)	18	13	93	(13)

Income (Loss) from Continuing Operations	35	(37)	232	71

Income (Loss) from Discontinued Operations net of tax	—	(2)	(7)	72
Cumulative Effect of Accounting Changes, net of tax	—	—	—	(27)

Net Income (Loss)	$35	$(39)	$225	$116

Basic Earnings (Loss) per Common Share
Income (Loss) from continuing operations	$.20	$(.22)	$1.35	$.43
Discontinued operations	—	(.01)	(.04)	.43
Cumulative effect of accounting changes	—	—	—	(.17)

Total	$.20	$(.23)	$1.31	$.69

Diluted Earnings (Loss) per Common Share
Income (Loss) from continuing operations	$.20	$(.22)	$1.35	$.42
Discontinued operations	—	(.01)	(.04)	.43
Cumulative effect of accounting changes	—	—	—	(.16)

Total	$.20	$(.23)	$1.31	$.69

Average Common Shares
Basic	173	168	172	167
Diluted	174	168	172	168
Dividends Declared per Common Share	$.515	$.515	$1.03	$1.03

DTE ENERGY COMPANY
SEGMENT NET INCOME (UNAUDITED)

	Three Months Ended June 30
	2004				2003
	Reported			Operating	Reported			Operating
(in Millions)	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings
Energy Resources
Regulated — Power Generation	$1	$—		$1	$46	$—		$46
Non-regulated
Energy Services	56	—		56	76	—		76
Energy Marketing & Trading	(7)	—		(7)	(15)	—		(15)
Other	—	—		—	1	—		1

Total Non-regulated	49	—		49	62	—		62

	50	—		50	108	—		108

Energy Distribution
Regulated — Power Distribution	7	—		7	(16)	—		(16)
Non-regulated	(8)	—		(8)	(5)	—		(5)

	(1)	—		(1)	(21)	—		(21)

Energy Gas
Regulated — Gas Distribution	(38)	—		(38)	(8)	—		(8)
Non-regulated	5	—		5	6	—		6

	(33)	—		(33)	(2)	—		(2)

Corporate and Other	19	4	B	23	(122)	107	B	(15)

	19	4		23	(122)	107		(15)

Income from Continuing Operations
Regulated	(30)	—		(30)	22	—		22
Non-regulated	65	4		69	(59)	107		48

	35	4		39	(37)	107		70

Discontinued Operations
Income from operations	—	—		—	—	—		—
Impairment loss/ Gain on sale	—	—		—	(2)	2	I	—

	—	—		—	(2)	2		—

Cumulative Effect of Accounting Changes
Asset retirement obligations	—	—		—	—	—		—
Energy trading activities	—	—		—	—	—		—

	—	—		—	—	—		—

Net Income	$35	$4		$39	$(39)	$109		$70

ADJUSTMENTS KEY

A)	Adjustment for contract termination / modification	Terminated a long-term gas exchange agreement and modified a related transportation agreement with a pipeline company
B)	Tax credit driven normalization	Quarterly adjustment at DTE Energy to normalize its effective tax rate. Annual results not impacted
C)	Impairment loss / Discontinued operations	Impairment charge relating to the expected loss on sale of Southern Missouri Gas Company
D)	Adjustment of EITF 98-10 accounting change	Flowback of the cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10
E)	Loss on sale of steam heating business	Sold Detroit Edison steam heating business
F)	Disallowance of gas costs	Reserve for the potential disallowance of MichCon 2002 gas procurement costs
G)	Contribution to DTE Energy Foundation	Used a portion of International Transmission Company (ITC) sale proceeds to fund the DTE Energy Foundation
H)	Adjustment for discontinued operations	Sold ITC
I)	Gain on sale of ITC	Sold ITC
J)	Asset retirement obligations	Cumulative effect of a change in accounting principle from adoption of SFAS 143
K)	Adjustment of EITF 98-10 accounting change	Cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10

DTE ENERGY COMPANY
SEGMENT DILUTED EARNINGS PER SHARE (UNAUDITED)

	Three Months Ended June 30
	2004				2003
	Reported			Operating	Reported			Operating
	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings
Energy Resources
Regulated — Power Generation	$0.01	$—		$0.01	$0.28	$—		$0.28
Non-regulated
Energy Services	0.32	—		0.32	0.46	—		0.46
Energy Marketing & Trading	(0.04)	—		(0.04)	(0.09)	—		(0.09)
Other	—	—		—	—	—		—

Total Non-regulated	0.28	—		0.28	0.37	—		0.37

	0.29	—		0.29	0.65	—		0.65

Energy Distribution
Regulated — Power Distribution	0.04	—		0.04	(0.10)	—		(0.10)
Non-regulated	(0.05)	—		(0.05)	(0.02)	—		(0.02)

	(0.01)	—		(0.01)	(0.12)	—		(0.12)

Energy Gas
Regulated — Gas Distribution	(0.22)	—		(0.22)	(0.05)	—		(0.05)
Non-regulated	0.03	—		0.03	0.04	—		0.04

	(0.19)	—		(0.19)	(0.01)	—		(0.01)

Corporate and Other	0.11	0.03	B	0.14	(0.74)	0.64	B	(0.10)

	0.11	0.03		0.14	(0.74)	0.64		(0.10)

Income from Continuing Operations
Regulated	(0.17)	—		(0.17)	0.13	—		0.13
Non-regulated	0.37	0.03		0.40	(0.35)	0.64		0.29

	0.20	0.03		0.23	(0.22)	0.64		0.42

Discontinued Operations
Income from operations	—	—		—	—	—		—
Impairment loss/ Gain on sale	—	—		—	(0.01)	0.01	I	—

	—	—		—	(0.01)	0.01		—

Cumulative Effect of Accounting Changes
Asset retirement obligations	—			—	—	—		—
Energy trading activities	—			—	—	—		—

Net Income	$0.20	$0.03		$0.23	$(0.23)	$0.65		$0.42

ADJUSTMENTS KEY

A) Adjustment for contract termination / modification	Terminated a long-term gas exchange agreement and modified a related transportation agreement with a pipeline company
B) Tax credit driven normalization	Quarterly adjustment at DTE Energy to normalize its effective tax rate. Annual results not impacted
C) Impairment loss / Discontinued operations	Impairment charge relating to the expected loss on sale of Southern Missouri Gas Company
D) Adjustment of EITF 98-10 accounting change	Flowback of the cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10
E) Loss on sale of steam heating business	Sold Detroit Edison steam heating business
F) Disallowance of gas costs	Reserve for the potential disallowance of MichCon 2002 gas procurement costs
G) Contribution to DTE Energy Foundation	Used a portion of International Transmission Company (ITC) sale proceeds to fund the DTE Energy Foundation
H) Adjustment for discontinued operations	Sold ITC
I) Gain on sale of ITC	Sold ITC
J) Asset retirement obligations	Cumulative effect of a change in accounting principle from adoption of SFAS 143
K) Adjustment of EITF 98-10 accounting change	Cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10

DTE ENERGY COMPANY
SEGMENT NET INCOME (UNAUDITED)

	Six Months Ended June 30
	2004				2003
	Reported			Operating	Reported			Operating
(in Millions)	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings
Energy Resources
Regulated — Power Generation	$17	$—		$17	$71	$—		$71
Non-regulated
Energy Services	94	—		94	127	—		127
Energy Marketing & Trading	50	(48)	A	2	29	(16)	D	13
Other	(2)	—		(2)	1	—		1

Total Non-regulated	142	(48)		94	157	(16)		141
	159	(48)		111	228	(16)		212

Energy Distribution
Regulated — Power Distribution	35	—		35	(20)	14	E	(6)
Non-regulated	(11)	—		(11)	(9)	—		(9)

	24	—		24	(29)	14		(15)

Energy Gas
Regulated — Gas Distribution	33	—		33	51	17	F	68
Non-regulated	9	—		9	14	—		14

	42	—		42	65	17		82

						10	G
Corporate and Other	7	10	B	17	(193)	152	B	(31)

	7	10		17	(193)	162		(31)

Income from Continuing Operations
Regulated	85	—		85	102	31		133
Non-regulated	147	(38)		109	(31)	146		115

	232	(38)		194	71	177		248

Discontinued Operations
Income from operations	—	—		—	5	(5)	H	—
Impairment loss/ Gain on sale	(7)	7	C	—	67	(67)	I	—
	(7)	7		—	72	(72)		—

Cumulative Effect of Accounting Changes
Asset retirement obligations	—	—		—	(11)	11	J	—
Energy trading activities	—	—		—	(16)	16	K	—

	—	—		—	(27)	27		—

Net Income	$225	$(31)		$194	$116	$132		$248

ADJUSTMENTS KEY

A) Adjustment for contract termination / modification	Terminated a long-term gas exchange agreement and modified a related transportation agreement with a pipeline company
B) Tax credit driven normalization	Quarterly adjustment at DTE Energy to normalize its effective tax rate. Annual results not impacted
C) Impairment loss / Discontinued operations	Impairment charge relating to the expected loss on sale of Southern Missouri Gas Company
D) Adjustment of EITF 98-10 accounting change	Flowback of the cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10
E) Loss on sale of steam heating business	Sold Detroit Edison steam heating business
F) Disallowance of gas costs	Reserve for the potential disallowance of MichCon 2002 gas procurement costs
G) Contribution to DTE Energy Foundation	Used a portion of International Transmission Company (ITC) sale proceeds to fund the DTE Energy Foundation
H) Adjustment for discontinued operations	Sold ITC
I) Gain on sale of ITC	Sold ITC
J) Asset retirement obligations	Cumulative effect of a change in accounting principle from adoption of SFAS 143
K) Adjustment of EITF 98-10 accounting change	Cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10

DTE ENERGY COMPANY
SEGMENT DILUTED EARNINGS PER SHARE (UNAUDITED)

	Six Months Ended June 30
	2004				2003
	Reported			Operating	Reported			Operating
	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings
Energy Resources
Regulated — Power Generation	$0.10	$—		$0.10	$0.42	$—		$0.42
Non-regulated
Energy Services	0.55	—		0.55	0.76	—		0.76
Energy Marketing & Trading	0.29	(0.28)	A	0.01	0.17	(0.09)	D	0.08
Other	(0.02)	—		(0.02)	0.01	—		0.01

Total Non-regulated	0.82	(0.28)		0.54	0.94	(0.09)		0.85
	0.92	(0.28)		0.64	1.36	(0.09)		1.27

Energy Distribution
Regulated — Power Distribution	0.20	—		0.20	(0.12)	0.08	E	(0.04)
Non-regulated	(0.06)	—		(0.06)	(0.05)	—		(0.05)

	0.14	—		0.14	(0.17)	0.08		(0.09)

Energy Gas
Regulated — Gas Distribution	0.19	—		0.19	0.31	0.10	F	0.41
Non-regulated	0.05	—		0.05	0.08	—		0.08

	0.24	—		0.24	0.39	0.10		0.49

						0.06	G
Corporate and Other	0.05	0.06	B	0.11	(1.16)	0.90	B	(0.20)

	0.05	0.06		0.11	(1.16)	0.96		(0.20)

Income from Continuing Operations
Regulated	0.49	—		0.49	0.61	0.18		0.79
Non-regulated	0.86	(0.22)		0.64	(0.19)	0.87		0.68

	1.35	(0.22)		1.13	0.42	1.05		1.47

Discontinued Operations
Income from operations	—	—		—	0.03	(0.03)	H	—
Impairment loss/ Gain on sale	(0.04)	0.04	C	—	0.40	(0.40)	I	—

	(0.04)	0.04		—	0.43	(0.43)		—

Cumulative Effect of Accounting Changes
Asset retirement obligations	—	—		—	(0.07)	0.07	J	—
Energy trading activities	—	—		—	(0.09)	0.09	K	—

	—	—		—	(0.16)	0.16		—

Net Income	$1.31	$(0.18)		$1.13	$0.69	$0.78		$1.47

ADJUSTMENTS KEY

A) Adjustment for contract termination / modification	Terminated a long-term gas exchange agreement and modified a related transportation agreement with a pipeline company
B) Tax credit driven normalization	Quarterly adjustment at DTE Energy to normalize its effective tax rate. Annual results not impacted
C) Impairment loss / Discontinued operations	Impairment charge relating to the expected loss on sale of Southern Missouri Gas Company
D) Adjustment of EITF 98-10 accounting change	Flowback of the cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10
E) Loss on sale of steam heating business	Sold Detroit Edison steam heating business
F) Disallowance of gas costs	Reserve for the potential disallowance of MichCon 2002 gas procurement costs
G) Contribution to DTE Energy Foundation	Used a portion of International Transmission Company (ITC) sale proceeds to fund the DTE Energy Foundation
H) Adjustment for discontinued operations	Sold ITC
I) Gain on sale of ITC	Sold ITC
J) Asset retirement obligations	Cumulative effect of a change in accounting principle from adoption of SFAS 143
K) Adjustment of EITF 98-10 accounting change	Cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10